SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A

UNDER THE SECURITIES ACT OF 1934

(Amendment No. 10)

Assured Guaranty Ltd.

(Name of Issuer)

Common Shares, par value $0.01 per share

(Title and Class of Securities)

G0585R106

(CUSIP Number)

WL Ross Group, L.P.

1166 Avenue of the Americas

New York, New York 10036

Attention: Michael J. Gibbons

Telephone Number: (212) 826-1100

Facsimile Number: (212) 317-4891

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 30, 2014

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box  ☐.

(Continued on following pages)

(Page 1 of 18 Pages)

CUSIP No. G0585R106	Schedule 13D/A	Page 2 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. G0585R106	Schedule 13D/A	Page 3 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Fund III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. G0585R106	Schedule 13D/A	Page 4 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR IV Parallel ESC, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. G0585R106	Schedule 13D/A	Page 5 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR/GS Master Co-Investment, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. G0585R106	Schedule 13D/A	Page 6 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR AGO Co-Invest, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. G0585R106	Schedule 13D/A	Page 7 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IA

CUSIP No. G0585R106	Schedule 13D/A	Page 8 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Recovery Associates III LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IA

CUSIP No. G0585R106	Schedule 13D/A	Page 9 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco WLR IV Associates LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IA

CUSIP No. G0585R106	Schedule 13D/A	Page 10 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Invesco Private Capital, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IA

CUSIP No. G0585R106	Schedule 13D/A	Page 11 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WLR Master Co-Investment GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IA

CUSIP No. G0585R106	Schedule 13D/A	Page 12 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) WL Ross Group, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IA

CUSIP No. G0585R106	Schedule 13D/A	Page 13 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) El Vedado, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON IA

CUSIP No. G0585R106	Schedule 13D/A	Page 14 of 18 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Wilbur L. Ross, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 4,170
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 4,170
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,170
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%(1)
14	TYPE OF REPORTING PERSON IN

(1)	Based on 179,629,028 shares outstanding as of May 7, 2014, as reported on the Issuer’s Form 10-Q for the quarterly period ended March 31, 2014.

Amendment No. 10 to Schedule 13D

This Amendment No. 10 to Schedule 13D (this “Schedule 13D/A”) amends and supplements the Schedule 13D originally filed on March 10, 2008 and amended on April 9, 2008, May 7, 2008, September 19, 2008, November 14, 2008, June 25, 2009, August 26, 2011, December 5, 2011, June 3, 2013 and March 20, 2014 (as so amended, the “Statement”) by Mr. Ross and the entities affiliated with him listed in Item 2 of this Statement (each, a “Reporting Person” and collectively, the “Reporting Persons”).

This Schedule 13D/A amends and supplements the Statement as follows:

Item 5. Interest in Securities of the Issuer.

The following is added to the end of Item 5(c) of the Statement as follows:

On June 30, 2014, WLR Recovery Fund IV, L.P. (“Fund IV”), WLR Recovery Fund III, L.P. (“Fund III”), WLR IV Parallel ESC, L.P. (“Parallel Fund”), WLR/GS Master Co-Investment, L.P. (“WLR/GS Fund”), WLR AGO Co-Invest, L.P. (“Co-Invest Fund”) and Mr. Ross (together, the “Sellers”) sold an aggregate of 10,863,247 shares of Common Stock (the “Transaction”), at a price of $24.00 per share, as set forth below:

•	Fund IV: 9,027,115 shares

•	Fund III: 737,676 shares

•	Parallel Fund: 31,017 shares

•	WLR/GS Fund: 437,030 shares

•	Co-Invest Fund: 615,345 shares

•	Mr. Ross: 15,064 shares

Mr. Ross is the managing member of El Vedado, LLC, the general partner of WL Ross Group, L.P., the managing member of WLR Recovery Associates IV LLC (the general partner of Fund IV and Co-Invest Fund), WLR Recovery Associates III LLC (the general partner of Fund III) and WLR Master Co-Investment GP, LLC (the general partner of WLR/GS Fund). Accordingly, Mr. Ross, El Vedado, LLC, and WL Ross Group, L.P. can be deemed to share voting and dispositive power over the shares previously held directly by Fund IV, Co-Invest Fund, Fund III and WLR/GS Fund. Invesco WLR IV Associates LLC and WLR Recovery Associates IV LLC have entered into a parallel investment agreement pursuant to which WLR Recovery Associates IV LLC has been appointed as representative and attorney of Parallel Fund to, among other things, exercise all rights, powers and privileges with respect to the Common Stock previously owned by Parallel Fund that it deems fit. Accordingly, Mr. Ross, El Vedado, LLC, and WL Ross Group, L.P. can be deemed to share voting and dispositive power over the shares previously held directly by Parallel Fund.

The numbers of shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power following the Transaction is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D/A for each of the Reporting Persons, and such information is incorporated herein by reference.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: July 1, 2014

WLR RECOVERY FUND IV, L.P.
By:	WLR Recovery Associates IV LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC its General Partner

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

WLR RECOVERY FUND III, L.P.
By:	WLR Recovery Associates III LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

WLR IV PARALLEL ESC, L.P.
By:	INVESCO WLR IV Associates LLC, its General Partner
By:	Invesco Private Capital, Inc., its Managing Member

By:	*
Wilbur L. Ross, Jr.,
its Chief Executive Officer

WLR/GS MASTER CO-INVESTMENT, L.P.
By:	WLR Master Co-Investment GP LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

WLR AGO CO-INVEST, L.P.
By:	WLR Recovery Associates IV LLC, its General Partner
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC its General Partner

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

INVESCO WLR IV ASSOCIATES LLC
By:	Invesco Private Capital, Inc its Managing Member

By:	*
Wilbur L. Ross, Jr.,
its Chief Executive Officer

INVESCO PRIVATE CAPITAL, INC.

By:	*
Wilbur L. Ross, Jr.,
its Chief Executive Officer

WLR RECOVERY ASSOCIATES IV LLC
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

WLR RECOVERY ASSOCIATES III LLC
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

WLR MASTER CO-INVESTMENT GP LLC
By:	WL Ross Group, L.P., its Managing Member
By:	El Vedado, LLC, its General Partner

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

WL ROSS GROUP, L.P.
By:	El Vedado, LLC, its General Partner

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

EL VEDADO, LLC

By:	*
Wilbur L. Ross, Jr.,
its Managing Member

/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.

*	The undersigned, by signing his name hereto, does sign and execute this Schedule 13D pursuant to the Powers of Attorney executed by the above-named officers and managing members of the reporting companies and filed with the Securities and Exchange Commission on behalf of such officers and managing members.

/s/ Wilbur L. Ross, Jr.
Wilbur L. Ross, Jr.